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                           NEWS RELEASE




FOR IMMEDIATE RELEASE                   Contact:  John W. Corey
May 28, 1996                                      President
                                                  (317) 742-1064


LSB Financial Corp. Announces Intention to Increase Loan Loss
Reserves
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     LSB Financial Corp. (NASDAQ: LSBI), the parent company of
Lafayette Savings Bank, FSB, announced its intention to record an $800,000 provision for loan losses. The reason for the provision is to proactively provide for potential losses related to the Bank's $2.4 million in loans to the Bennett Funding Group, Inc., which are secured by small business equipment leases and office equipment. The amount of the Bank's allowance for loan losses allocated to the Bennett Funding Group will now total $970,000. On March 29, 1996, the Bennett Funding Group, Inc. filed for Chapter 11 bankruptcy protection.

     John W. Corey, President and Chief Executive Officer of the Company, stated, "the investigation into the financial status of the Bennett Funding Group, Inc. by the trustee in bankruptcy is continuing. We have no knowledge that any of the leases we hold are fictitious or duplicates. Nevertheless, because of the bankruptcy, certain leases have past due payments and there is considerable uncertainty as to when these payments will be brought current. We are continuing to aggressively protect our interests and want to be certain our loss reserves remain appropriate."

     At March 31, 1996, the Company's net loan portfolio totaled
$140.7 million. At that date, the Company had $162.5 million in assets and stockholders' equity of $17.3 million.